UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    Form 12b-25               SEC FILE NUMBER
                                                                  0-22558
                            NOTIFICATION OF LATE FILING        CUSIP NUMBER
                                                                  465916

(Check One):     [ ] Form 10-K     [ ] Form 20-F     [ ] Form 11-K
                 [X] Form 10-Q     [ ] Form N-SAR

     For Period Ended:    June 30, 1996
                          -----------------------------------

     [  ]     Transition Report on Form 10-K
     [  ]     Transition Report on Form 20-F
     [  ]     Transition Report on Form 11-K
     [  ]     Transition Report on Form 10-Q
     [  ]     Transition Report on Form N-SAR

     For the Transition Period Ended:
                                      --------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

99 Cents Only Stores
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(Full Name of Registrant)

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(Former Name if Applicable)

4000 East Union Pacific Avenue
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(Address of Principal Executive Office (Street and Number))

City of Commerce, California 90023
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(City, State and Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The reasons described in reasonable detail in Part III of this
      |        form could not be eliminated without unreasonable effort or
      |        expense;
      |   (b)  The subject annual report, semi-annual report, transition
      |        report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[ X]  |        thereof, will be filed on or before the fifteenth calendar day
      |        following the prescribed due date; or the subject quarterly
      |        report of transition report on Form 10-Q, or portion thereof
      |        will be filed on or before the fifth calendar day following
      |        the prescribed due date; and
          (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant has experienced delays in compiling the information necessary to complete the preparation of its financial statements.


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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Carl L. Wood                           213                 LUCKY-99
- --------------------------------     -----------     -------------------------
          (Name)                     (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                        [ X ] Yes   [   ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ X ] Yes   [   ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Registrant's 10-Q is being filed concurrently with this notice.
- -----------------------------------------------------------------------------
                            99 Cents Only Stores
                --------------------------------------------------------
                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    August 18, 1996               By: /s/Carl L. Wood
     ---------------------------         ---------------------------
                                         Carl L. Wood
                                         Chief Financial Officer


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